                       [Ametek Letterhead Appears Here]
                                                                 Exhibit 99(a)
                                                                 -------------


Contact:  William F. Cleary, Chelle Carlson at (215)647-2121

AMETEK REPORTS 1993 RESULTS, INCLUDING PREVIOUSLY ANNOUNCED RESTRUCTURING CHARGE; BALANCE OF CHARGE FOR EARLY REDEMPTION OF DEBT TO BE RECORDED IN 1994

Paoli, Pa., February 10, 1994 -- AMETEK Inc. (NYSE:AME) today reported results for the year ended December 31, 1993, and the fourth quarter. The company had previously announced a plan to enhance shareholder value, which included an expectation that fourth quarter 1993 results would include charges of up to $40 million (after tax) primarily related to restructuring of operations and early retirement of debt. The related charges recorded in the fourth quarter totaled $28.6 million; another after tax charge of approximately $13 million for early retirement of existing debt will be recorded in 1994 when the company completes its public and bank financings.

Results Before Restructuring and Other Charges
- ----------------------------------------------
Income for 1993 before restructuring and other unusual operating charges was $26.2 million or 60 cents per share on sales of $732.2 million. This compares to net income of $44.4 million or $1.01 per share on sales of $769.6 million in 1992. Fourth quarter earnings before restructuring and other charges were $7.0 million or 16 cents per share on sales of $183.3 million. This compares to net income of $10.6 million or 24 cents per share on sales of $191.5 million for the fourth quarter of 1992.


                                   (MORE)

                                                                 Exhibit 99(a)
                                                                 -------------

AMETEK REPORTS 1993 RESULTS, INCLUDING PREVIOUSLY ANNOUNCED RESTRUCTURING CHARGE; BALANCE OF CHARGE FOR EARLY REDEMPTION OF DEBT TO BE RECORDED IN 1994 (cont'd p. 2)

Restructuring and Other Charges
- -------------------------------

The Company said restructuring and other unusual operating charges of $33.5 million (after tax) for the year include $22.6 million of restructuring charges and $6.0 million of other unusual charges recorded in the fourth quarter and resizing charges of $4.9 million recorded in the first nine months. These charges were primarily for planned work force reductions, asset write-downs, product line relocations of certain U.S. Gauge operations from Sellersville, Pa., consolidation of its aerospace operations and various other costs. AMETEK previously asked the union at the Sellersville plant to modify the existing labor agreement to adjust work rules and reduce labor costs to improve its competitive position in world markets; the union rejected these modifications which resulted in management's decision to take restructuring actions.

Results After Restructuring and Other Charges
- ---------------------------------------------

After restructuring and other unusual operating charges, the company reported a net loss of $7.3 million or 17 cents per share for the year ended December 31, 1993. After restructuring and other charges, a fourth quarter net loss of $21.6 million or 50 cents per share was reported.

Plan to Enhance Shareholder Value Is Moving Forward
- ---------------------------------------------------

Walter E. Blankley, chairman and chief executive officer, said, "Our four-point plan to enhance shareholder value is moving forward. The company has reached an agreement in principle regarding the prepayment premiums for early retirement of our debt. We expect to record an extraordinary charge of approximately $13 million (after tax) upon completion of the refinancing.
We are in the process of converting our bank financing commitment into a definitive Credit Agreement. Additionally, a registration statement for the public financing has been filed with the Securities and Exchange Commission and, after updating it to include 1993 audited financial statements, we expect to proceed with the public offering in March."

                                   (MORE)

AMETEK REPORTS 1993 RESULTS, INCLUDING PREVIOUSLY ANNOUNCED RESTRUCTURING CHARGE; BALANCE OF CHARGE FOR EARLY REDEMPTION OF DEBT TO BE RECORDED IN 1994 (cont'd p. 3)

                                                                 Exhibit 99(a)
                                                                 -------------

1993 Operating Performance
- --------------------------
Mr. Blankley continued, "Electro-mechanical Group sales were lower due to reduced domestic and European demand and the negative effect of translating sales from our Italian operations into U.S. dollars. Operating profit was impacted by the costs of new product introductions, a new plant start-up and a related plant realignment to increase capacity, changes in product mix and negative currency translation effects."

"Lower 1993 sales by the Precision Instruments Group reflect the poor conditions in the aerospace and process control markets," Mr. Blankley said. "Actions to resize and restructure the aerospace and general gauge businesses will bring our cost structure more in line with today's market realities."

Mr. Blankley continued, "Sales of the Industrial Materials Group for 1993 increased, primarily due to the strength of demand for liquid filtration products, specialty metal products and compounded plastics. An increase in the Specialty Metal Products Division operating profit was offset by flat or lower profits from the other businesses and certain restructuring charges."

Fourth Quarter 1993 Results Show Improvement Over Third Quarter
- ---------------------------------------------------------------
Mr. Blankley concluded, "Performance in the fourth quarter of 1993 compared to the third quarter shows improvement. Earnings per share, before restructuring and other charges, increased from 11 cents per share in the third quarter to 16 cents per share in the fourth quarter. This was primarily due to improved sales and operating profits in the Electro-mechanical Group."

                                     ###

                        Financial Information Follows

                                                                 Exhibit 99(a)
                                                                 -------------

                                AMETEK, INC.
                      CONSOLIDATED STATEMENT OF INCOME
               (Dollars in thousands except per share amounts)



                                    Three months                      Twelve months
                                  ended December 31,                ended December 31,
                                -------------------------         -----------------------
                                  1993            1992              1993          1992
                                -------------------------         -----------------------
                                      (Unaudited)
Net sales                       $183,258         $191,472         $732,195       $769,550
                              ---------------------------       -------------------------


Expenses:
  Cost of sales,
   excluding
   depreciation                  153,123          146,198          582,001        583,357
  Selling, general and
   administrative                 17,468           18,829           76,759         77,690
  Depreciation                     7,132            7,397           28,277         29,360
  Resizing and
   restructuring charges (a)      37,099               --           45,089             --
                              ---------------------------       -------------------------
                                 214,822          172,424          732,126        690,407
                              ---------------------------       -------------------------


Operating Income (loss)          (31,564)          19,048               69         79,143
Other Income (expenses):
   Interest expense               (4,172)          (4,626)         (17,603)       (19,721)
   Other, net                        778            1,696            6,337          7,297
                              ---------------------------       -------------------------

Income (loss) before income
   taxes                         (34,958)          16,118          (11,197)        66,719
Provision for (benefit from)
   income taxes                  (13,328)           5,538           (3,865)        22,362
                              ---------------------------       -------------------------
Net Income (loss)(a)            ($21,630)         $10,580          ($7,332)       $44,357
                              ===========================       =========================
Earnings (loss) per share (a)     ($0.50)           $0.24           ($0.17)         $1.01
                              ===========================       =========================

Dividends per share                $0.06            $0.17            $0.57          $0.68
                              ===========================       =========================

Average common
   shares outstanding         43,639,645       44,176,386       43,901,767     44,095,057
                              ===========================       =========================



(a) Resizing and restructuring charges include costs related to planned work force reductions, asset write-downs, and business consolidations. These charges were $22.6 million after tax, or $.52 per share, in the fourth quarter of 1993 and $27.5 million after tax, or $.63 per share, for the full year. Fourth quarter 1993 results also include other unusual operating charges for asset write-downs and other provisions totaling $6.0 million after tax or $.14 per share.

                                                                 Exhibit 99(a)

                                AMETEK, INC.
                       INFORMATION BY BUSINESS SEGMENT
                               (In thousands)

                                Three months             Twelve months
                              ended December 31,       ended December 31,
                            ----------------------   ----------------------
                             1993            1992     1993            1992
                             ----            ----     ----            ----
                                  (Unaudited)

        Sales
- ------------------------
Electro-mechanical          $73,776        $77,377  $280,732        $309,556

Precision Instruments        66,463         74,965   275,351         297,025

Industrial Materials         43,019         39,130   176,112         162,969
                           -----------------------  ------------------------
  Total segments           $183,258       $191,472  $732,195        $769,550
                           =======================  ========================


Operating Income (loss)(a)
- --------------------------
Electro-mechanical           $8,437         $13,046   $35,018        $49,912

Precision Instruments       (35,370)          5,113   (30,643)        28,045

Industrial Materials          1,341           4,586    18,284         22,096
                           -----------------------  ------------------------
  Total segments            (25,592)         22,745    22,659        100,053

Corporate and other          (5,972)         (3,697)  (22,590)       (20,910)

                           ------------------------ ------------------------
    Consolidated           ($31,564)        $19,048       $69        $79,143
                           ======================== ========================

(a) Results for 1993 include charges for resizing and restructuring certain operations, along with other fourth quarter unusual operating charges.